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                                                                EXHIBIT 99.1

NEWS                                                            December17, 2001

                                                                Contact:
                                                                Barb Mason
                                                                ViaSat Inc.
                                                                760-476-2633
                                                                www.viasat.com

                        VIASAT TO ACQUIRE US MONOLITHICS

        CARLSBAD, CA -- ViaSat Inc. (Nasdaq: VSAT) will acquire US Monolithics, LLC (USM), a privately held company focused on designing high frequency broadband technology, for cash and stock with an aggregate current value of approximately $30 million (based on current market prices). ViaSat will issue approximately 1.1 million shares of ViaSat common stock in the transaction. The acquisition will be completed in two steps. ViaSat completed the first step by acquiring 100% of the preferred units of USM (representing approximately 35% of USM's outstanding units) held by WildBlue Communications -- a privately held Ka-band broadband satellite communications service provider. ViaSat expects to complete the second step by acquiring the common units of USM early in the next quarter, subject to customary closing conditions.

        Founded in 1998, USM is primarily focused on developing proprietary gallium arsenide (GaAs) millimeter wave Integrated Circuits (MMICs). USM is a MMIC designer with strong talent in the packaging and integration of subsystems including power amplifiers, block upconverters and entire transceivers, especially in complex high-frequency applications. USM is a "fabless" chip-maker, meaning it uses a wide range of commercial GaAs foundries to manufacture its products. For more background information relating to USM go to www.usmonolithics.com.

        "This acquisition complements virtually all of ViaSat's satellite and defense radio systems and products," said Mark Dankberg, ViaSat chairman, president and CEO. "USM extends ViaSat's existing strengths in digital signal processing and networking software into highly innovative and integrated RF designs up to and including Ka-band and military EHF frequencies. We have the opportunity to improve our product offerings almost across the board

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VIASAT NEWS                                                                    2


as well as increase our competitiveness in winning significant new military defense and commercial broadband projects."

        Dave Corman, chairman, president and CEO of USM, stated, "We are very excited to join ViaSat. They have a technology and business culture where our employees can thrive, and there are many opportunities for us to apply our talents to help program performance and lower product costs."

        "This is an excellent fit of technology and culture. The USM team is focused on improving the cost/performance ratio in an area where the industry needs improvements to hit the price targets for satellite service providers," said Rick Baldridge, ViaSat COO. Baldridge also stated, "We expect the new subsidiary to become accretive on a quarterly basis within the first year with strong performance in year two and beyond."

        In connection with this acquisition, ViaSat also restructured its agreement with WildBlue for the development and manufacture of satellite modems and satellite modem termination systems (SMTS) for the planned WildBlue Ka-band broadband satellite system. Under the terms of this restructured agreement, ViaSat will develop and produce complete consumer/SOHO satellite terminals and SMTSs for the WildBlue service, which substantially increases the scope of ViaSat's responsibility for this system.

        ViaSat produces advanced digital satellite telecommunications and wireless signal processing equipment for commercial and government markets. ViaSat has a full line of VSAT products for data and voice applications. ViaSat is a market leader in Ka-band satellite systems, from user terminals to large gateways for both geosynchronous and low earth orbit systems. Other products include network security devices, tactical data radios, and communication simulators. ViaSat has locations in Carlsbad, CA, and Norcross, GA, along with its Comsat Laboratories division in Clarksburg, MD. Additional field offices are located in Boston, MA, the United Kingdom, Australia, Chile, China, and India.

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VIASAT NEWS                                                                    3


SAFE HARBOR STATEMENT

        Portions of this release may contain forward-looking statements regarding future events and are subject to risks and uncertainties. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially, including but not limited to: risks that the acquisition of USM may not be completed on the terms provided in the agreements or in this press release or at all; risks that the acquired operations will not be integrated successfully, or that the benefits expected to result from the acquisition will not materialize; risks that technologies may not be developed according to anticipated schedules or may not perform according to expectations; economic conditions; the competitive environment in which the companies'
operate; and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Factors That May Affect Future Performance in ViaSat's Form 10-K. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Comsat Labs and Comsat  Laboratories  are  tradenames  of ViaSat,  Inc.  Neither
Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. "Comsat" is a registered trademark of COMSAT Corporation.